Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SunPower Corporation for the registration of 4,106,884 shares of its Class A Common Stock for resale by the selling stockholders and to the incorporation by reference therein of our report dated July 31, 2006, except for Note 24, as to which the date is August 31, 2006, with respect to the consolidated financial statements of PowerLight Corporation included in SunPower Corporation’s Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on January 25, 2007.

/s/ Ernst & Young LLP

San Francisco, California

January 23, 2007